UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

 (614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2009, Big Lots, Inc. (“Big Lots”), its wholly-owned subsidiary Big Lots Stores, Inc. (“BLSI”), and certain of its other direct and indirect wholly-owned subsidiaries (together with Big Lots and BLSI, “we,” “us” or “our”) entered into a new $500 million three-year unsecured credit facility (“2009 Credit Agreement”).  The 2009 Credit Agreement replaces the $500 million five-year unsecured credit facility we entered into on October 29, 2004 (“2004 Credit Agreement”).

The 2004 Credit Agreement was entered into by and among BLSI, as borrower, Big Lots and certain other subsidiaries named therein, as guarantors, the Banks named therein, PNC Bank, National Association, as syndication agent for the Banks, National City Bank, as administrative agent for the Banks, and Wachovia Bank, N.A., as documentation agent for the Banks.  The 2004 Credit Agreement was scheduled to expire on October 28, 2009, but was terminated concurrent with the 2009 Credit Agreement becoming effective on April 28, 2009.  We did not incur any material early termination penalties in connection with the termination of the 2004 Credit Agreement.

The 2009 Credit Agreement was entered into by and among BLSI, as borrower, Big Lots and certain other subsidiaries named therein, as guarantors, the Banks named therein, PNC Bank, National Association, as administrative agent for the Banks, Wells Fargo Bank, National Association, as syndication agent for the Banks, and U.S. Bank National Association, Branch Banking and Trust Company, Compass Bank and The Huntington National Bank, each as a documentation agent for the Banks.  The 2009 Credit Agreement expires on April 28, 2012.  The proceeds of the 2009 Credit Agreement are available for general corporate purposes, working capital, and to repay certain of our indebtedness, including amounts due under the 2004 Credit Agreement.  The 2009 Credit Agreement includes a $150 million letter of credit sublimit and a $30 million swing loan sublimit.  The interest rates, pricing and fees under the 2009 Credit Agreement fluctuate based on BLSI’s debt rating.  Loans made under the 2009 Credit Agreement may be prepaid by BLSI.  The 2009 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios – a leverage ratio and a fixed charge coverage ratio.  A violation of these covenants could result in a default under the 2009 Credit Agreement which would permit the lenders to restrict our ability to further access the 2009 Credit Agreement for loans and letters of credit and require the immediate repayment of any outstanding loans under the 2009 Credit Agreement.  Other than the issuance of letters of credit, which totaled $52.6 million at closing, we have not incurred any indebtedness under the 2009 Credit Agreement.  Certain of the lenders who are a party to the 2009 Credit Agreement provide us with commercial banking, trustee and custodial services.

In order for us to make investments in Big Lots Capital, Inc. (“BLCI”), which is a wholly-owned subsidiary of BLSI but is not a guarantor to the 2009 Credit Agreement, the 2009 Credit Agreement requires that Big Lots, BLSI or another subsidiary guarantor take a security interest in substantially all of the personal property of BLCI.  Because this same requirement existed under the 2004 Credit Agreement, we previously satisfied, and continue to satisfy, this obligation through the Security Agreement entered into by and between BLSI and BLCI on October 29, 2004.

A copy of the 2009 Credit Agreement is filed herewith as Exhibit 10.1.  The foregoing description of the 2009 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2009 Credit Agreement which is incorporated herein by reference.  The Security Agreement between BLSI and BLCI is incorporated herein by reference to Exhibit 10.2 hereof.

The agreements included as exhibits to this Form 8-K are intended to provide the reader with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements.  The agreements contain representations and warranties by each of the parties to the applicable agreement.  Those representations and warranties were made solely for the benefit of the other parties to the applicable agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, the representations and warranties in the agreements included as exhibits to this Form 8-K may not describe the actual state of affairs as of the date they were made or at any other time.

Item 1.02	Termination of a Material Definitive Agreement.

The discussion of the 2004 Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the 2009 Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

On April 30, 2009, we issued a press release that announced the entry into the 2009 Credit Agreement and the termination of the 2004 Credit Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description

10.1*	Credit Agreement, dated April 28, 2009, by and among Big Lots Stores, Inc., as borrower, the Guarantors named therein, and the Banks named therein.

10.2	Security Agreement, dated October 29, 2004, by and between Big Lots Stores Inc. and Big Lots Capital, Inc. (incorporated herein by reference to Exhibit 10.2 to our Form 8-K dated October 29, 2004).

99.1*	Press release dated April 30, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: April 30, 2009	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary